Orion Reports Improved Q3’25 Gross Margin of 29.4% (+490 bps), Reduced Net Loss, Break-even Adjusted EBITDA and Improved Cash and Liquidity on Revenue of $19.6M; Reduces FY 2025 Revenue Outlook

Manitowoc, WI – February 11, 2025 – Orion Energy Systems, Inc.(NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, electric vehicle (EV) charging stations and maintenance services solutions, today reported results for its fiscal 2025 third quarter (Q3’25) and nine months (YTD’25) ended December 31, 2024 and updated its FY 2025 revenue outlook to $77M to $83M. Orion will hold an investor call today at 10:00 a.m. ET – details below.

Q3 Financial Summary				Prior Three Quarters
$ in millions except per share figures	Q3'25	Q3'24	Change	Q2'25	Q1'25	Q4'24
LED Lighting Revenue	$13.2	$18.5	-29%	$10.8	$12.8	$16.3
EV Charging Revenue	$2.4	$2.8	-13%	$4.7	$3.8	$4.9
Maintenance Revenue	$3.9	$4.6	-15%	$3.8	$3.3	$5.2
Total Revenue	$19.6	$26.0	$(6.4)	$19.4	$19.9	$26.4
Gross Profit (1)	$5.8	$6.4	$(0.6)	$4.5	$4.3	$6.8
Gross Profit %	29.4%	24.5%	490bps	23.1%	21.6%	25.7%
Net Income (Loss) (1)	$(1.5)	$(2.3)	$0.7	$(3.6)	$(3.8)	$1.6
Net Income (Loss) Per Share	$(0.05)	$(0.07)	$0.02	$(0.11)	$(0.12)	$0.05
Adjusted EBITDA (2)	$0.0	$(0.1)	$0.1	$(1.4)	$(1.8)	$0.4

(1) Voltrek earnout accruals and (net adjustments) were $0.5M in Q3’25; $0.6M in Q2’25; $0.3M in Q1’25; ($3.0M) in Q4’24; and $1.1M in Q3’24. Q2’25 and Q1’25 included $0.3M and $0.4M of maintenance division restructuring costs, respectively.
(2) Adjusted EBITDA reconciliation provided below.

Q3 Overview:

•
Q3’25 revenue was $19.6M compared to $26.0M in Q3’24, reflecting changes in the start of several new larger contracted LED lighting projects, along with some general market softness reflecting customer uncertainty concerning the economy. YTD’25 revenue was $58.9M compared to $64.2M in YTD’24.
•
Orion achieved slightly positive Q3’25 Adjusted EBITDA while also increasing its cash and liquidity position and reducing debt outstanding.
•
Orion has made substantial progress in reducing its cost structure and improving product and service margins. Q3’25 gross margin increased to 29.4%, the second highest quarterly rate in seven years, with particular progress in maintenance and LED lighting, through both price and cost actions.
•
Orion has executed business process improvements that have substantially reduced operating expenses and improved profit margins. As a result, the company’s annual revenue breakeven point has been reduced 25% to $78 – $85M (depending on sales mix) going forward from approximately $105M-$115M over the past two years.

•
Over the past few months Orion has won diverse new business with aggregate revenue potential of $100M to $200M over five years, of which it expects to complete $14M to $24M in FY2026, increasing visibility for top- and bottom-line growth.
•
Orion announced plans to reorganize its business into two principal business units to better align its sales, marketing, and product development activities, to drive long term growth. The reorganization is underway and will be fully in effect as of the start of FY 2026.
•
Orion will be further reducing costs by $1.5 million annualized through targeted staffing reductions. Senior management along with the Board of Directors have agreed to forego 10% of their salaries and retainers through FY25 and until business performance improves.

CEO Commentary

Orion CEO Mike Jenkins commented, “Our team has made excellent progress reducing our cost structure and enhancing margins across our business. We have also added seven new customers/projects worth an estimated $100M to $200M in aggregate revenue potential over the next five years to our project pipeline. This range includes the variability of customer dictated timing. This new business is more significant and diverse than we have had in recent years, and we have other large opportunities approaching final stages of negotiation. In addition, we continue to lower costs in our LED lighting products through product re-engineering, plant efficiency efforts and enhanced sourcing, all of which benefit gross margin. We also achieved a substantial margin rebound of over 2,000bps in our maintenance business due to our strategic pricing and restructuring actions.

“We have made significant progress in lowering our breakeven threshold. In addition to progress on margins, we reduced our operating cost by more than $4M year-to-date, including reducing more than $2M in overhead that will benefit future periods. As a result, we achieved positive adjusted EBITDA and positive cash flow from operating activities in Q3’25 and year-to-date. Our cash position increased to $7.5M in Q3’25, from $5.4M in Q2’25, inclusive of a $1.5M reduction in borrowings under our credit facility.

Despite these very significant developments, our FY’25 performance was impacted by customer delays in launching several projects and by reduced activity in our electrical contractor distribution channel. These factors required us to lower our FY’25 revenue outlook, however, Orion believes it is in a far stronger position to drive revenue growth and profitability in FY’26.

“We expect a strong year-end close for our Voltrek EV charging segment, as Q4’25 should benefit from projects related to Eversource Energy’s ‘EV Make Ready’ program that were delayed in Q3’25. Orion’s EV charging solutions revenue has grown 48% so far this year, and we believe it remains well positioned for long-term growth. Our maintenance services business is also in a solid position, following the rollout of a new pricing model and the rightsizing of its resources and overhead to improve operational efficiency.

“Looking forward, we believe Orion has built a strong platform of high quality, industry-leading solutions and customer service to meet our customers’ operational, energy savings, workplace safety and sustainability goals. Given this platform, our continued focus on reducing costs, and the realignment of our business units to maximize our revenue potential, we believe Orion is poised to deliver much improved results in FY’26 and beyond.”

Business Reorganization

To create greater focus and efficiency and to better serve customers and enhance revenue generation, Orion is reorganizing its business divisions into two Commercial Business Units (CBUs): one focused on a full range of product, technology and service Solutions (across LED lighting, EV charging and maintenance services) and one focused on LED lighting and EV Charging product sales through ESCO and distribution Partners.

Orion’s Solutions CBU will focus on developing and executing business with large complex corporate, government and other private sector accounts. The Partner CBU will focus on accelerating product sales by catering to the unique needs and dynamics of Orion’s Energy Service Company (ESCO) and Agent distribution partners. This realignment will create distinct CBU teams that are able to tailor their solutions to address customer needs with the highest value solutions and customer service. The reorganization is underway and will be fully implemented and effective as of April 1, 2025.

Outlook

Reflecting the impact of the change in timing of new business projects in Q4’25, Orion has reduced its FY’25 revenue outlook to a range of $77M - $83M. This outlook implies Q4’25 revenue of $19M - $25M which would be approximately in line or better than any of the first three quarters of FY’25. This outlook is based on current market conditions, initial revenue expected from large national LED lighting projects, as well as a significant sequential rebound in Orion’s Voltrek EV charging solutions business. Given stronger than anticipated new maintenance service opportunities, Orion now expects FY’25 maintenance services revenue to decrease by approximately $2M to $3M in FY’25, versus its initial expectation of a $4M - $5M revenue decline.

Recent contracts/projects expected to contribute to Q4’25 and future periods, include:

•
3-year contract to implement LED lighting and energy efficiency measures across a major U.S. university campus. Initial project proposals exceed $13M and encompass less than 10% of the university’s buildings.
•
3-year contract with longstanding, nationwide Energy Service Company (ESCO) partner that is anticipated to grow to $5M - $10M per year starting in Q1’26.
•
Relationship with a prominent energy management service provider serving over 6,500 customer locations across the U.S. Orion expects this relationship to generate revenue of $2M - $5M per year, starting in Q4’25.
•
Multi-year LED lighting retrofit contract for a national building products distributor’s over 400 locations. The project is expected to generate revenue of $12M - $18M over several years, with initial revenue of $2M now anticipated in FY’26.
•
5-year contract extension to supply all interior and exterior LED lighting fixtures for major retail customer’s new store construction projects. Orion estimates a total potential value of $23M - $30M, ranging between $4.5M to $6M per year beginning in Q1’26.
•
Approximately $5M in expected projects in FY26 for automotive OEM customers.

In conjunction with the realignment of its business units, Orion plans to further streamline its organization, resulting in an additional $1.5M in annualized savings during FY’26.

Based on a growing base of customers and large projects that are expected to engage over the next several quarters, Orion believes it is well positioned to achieve double digit revenue growth and positive Adjusted EBITDA performance in FY 2026. The Company will provide more specifics on its FY’26 outlook when it reports Q4’25 results in June.

Q3’25 Results

Orion reported Q3’25 revenue of $19.6M compared to $26.0M in Q3’24, based on the following segment performance:

•
EV charging solutions revenue was $2.4M in Q3’25 vs. $2.8M in Q3’24, principally due to customer and utility-related delays in the launch of projects that are now expected to contribute to Q4’25 and Q1’26 results. Orion expects a sequential rebound in Q4’25 EV charging revenue as it executes on its project backlog. Year-to-date, EV charging revenue increased 48% to approximately $11.0M in YTD’25 compared to $7.4M in the YTD’24. Projects that have contributed to the segment’s growth year-to-date include construction services contracts from Eversource Energy’s “EV Make Ready” program and a large public school bus EV project in Boston.
•
LED lighting revenue was $13.2M in Q3’25 vs. $18.5M in Q3’24, reflecting customer delays in several projects that had been expected to commence in Q3’25, and compared to a year-ago benefit from a large European LED retrofit project. These new projects are now expected to start in late Q4’25 and Q1’26. LED lighting revenue was $36.8M in YTD’25 compared to $44.7M in YTD’24. Lighting also saw margin growth of 270bps in Q3’25 over Q3’24 due to targeted pricing, cost reductions and sourcing initiatives.
•
Maintenance services revenue of $3.9M in Q3’25 was stronger than expected due to expanded service requests from existing customers. The intentional elimination of unprofitable contracts in Q1’25 resulted in Q3’25 maintenance services revenue being below Q3’24 revenue of $4.6M but improved sequentially from $3.8M in Q2’25 and $3.3M in Q1’25. YTD’25 maintenance revenue was $11.0M compared to $12.0M in YTD’24, as new opportunities partially offset the intentional elimination of unprofitable contracts.

Reflecting the benefit of new pricing, restructuring and cost reduction initiatives, maintenance services gross profit margin and gross profit rebounded to 26.4% and $1.0M, respectively, in Q3’25 from 6.2% and $0.3M respectively, in Q3’24. Orion expects maintenance services profitability to remain strong through FY 2026.

Overall Q3’25 gross profit was $5.8M, compared to $6.4M in Q3’24, while gross margin increased 490 basis points to 29.4% in Q3’25 versus 24.5% in Q3’24. The increase was principally due to profitability improvements in maintenance, a higher-margin revenue mix in LED lighting and lower overhead costs.

Total operating expenses declined by $1.4M to $7.0M in Q3’25 from $8.4M in Q3’24, due to a range of fixed cost and compensation-related operating cost reductions, particularly in employee costs, as well as a $0.6M reduction in Voltrek earnout expense accrual versus Q3’24.

Lower operating expenses and an improved gross margin percentage enabled a $0.7M improvement in Orion’s Q3’25 net loss to ($1.5M), or ($0.05) per share, from ($2.3M), or ($0.07) per share in Q3’24. Likewise, the YTD’25 net loss improved to ($8.9M), or ($0.27) per share, from a net loss of ($13.3M), or ($0.41) per share, in YTD’24, due to the same factors.

Balance Sheet and Cash Flow

Orion generated cash from operating activities of $3.8M in Q3’25, due to strong accounts receivable conversion and receipts and generated $1.3M of cash from operating activities in the YTD’25 period. Year-to-date cash generation is related to the improvement in Orion’s net loss, adjusted for non-cash expenses and working capital changes. Orion paid down its revolving credit facility by $2.5M in YTD’25, including $1.5M in Q3’25, reducing outstanding borrowings to $7.5M at the close of Q3’25, as compared to $10.0M at March 31, 2024.

Orion ended Q3’25 with current assets of $37.1M, including $7.5M of cash and equivalents, $12.2M of accounts receivable, $2.2M of revenue earned but not billed and $13.5M of inventories. Net of current liabilities, working capital was $10.5M.

Orion's financial liquidity improved to $15.6M at December 31, 2024, as compared to $13.1M at September 30, 2024 and $15.3M at March 31, 2024. In Q3’25, Orion extended its bank credit facility with Bank of America by 18 months to June 30, 2027. Considering its liquidity position and outlook, Orion believes it has sufficient resources to fund its operations and growth objectives for the foreseeable future.

Webcast/Call Details

Date / Time: Tuesday, February 11th at 10:00 a.m. ET

Live Call Registration: https://register.vevent.com/register/BI77a79d3726514e479d7ec7f73eaddfde

Live call participants must pre-register using the URL above to receive the dial-in information. Simply re-register if you lose the dial-in or PIN #.

Webcast / Replay: https://edge.media-server.com/mmc/p/vfktbtrd

About Orion Energy Systems

Orion provides energy efficiency and clean tech solutions, including LED lighting and controls, electrical vehicle (EV) charging solutions, and maintenance services. Orion specializes in turnkey design-through-installation solutions for large national customers as well as projects through ESCO and distribution partners, with a commitment to helping customers achieve their business and environmental goals with healthy, safe and sustainable solutions that reduce their carbon footprint and enhance business performance.

Orion is committed to operating responsibly throughout all areas of our organization. Learn more about our Sustainability and Governance priorities, goals and progress here or visit our website at www.orionlighting.com.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), and Adjusted EBITDA (EBITDA adjusted for stock-based compensation, payroll tax credit, and acquisition expenses and earn-out accruals ?). The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period and allow better comparisons of operating performance to its competitors. Among other things, management uses these non-GAAP measures to evaluate performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA Reconciliation” following the Unaudited Condensed Consolidated Statements of Cash Flows included in this press release.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future outlook, plans, expectations, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to manage and respond to ongoing increasing pressures to reduce the selling price of our products driven largely by a return to a more normalized supply chain and reduction in shipping costs for our imported products, coupled with the related increase in competition from foreign competitors; (ii) our ability to regain and sustain our profitability and positive cash flows; (iii) our ability to achieve our revenue expectations for fiscal 2025, including as a result of continued project delays; (iv) our dependence on a limited number of key customers, and the consequences of the loss of one or more key customers or suppliers, including key contacts at such customers; (v) our existing risk that liquidity and capital resources may not be sufficient to allow us to fund or sustain our growth; (vi) our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments; (vii) our ability to successfully launch, manage and maintain our refocused business strategy to successfully bring to market new and innovative product and service offerings; (viii) our ability to recruit, hire and retain talented individuals in all disciplines of our company; (ix) price fluctuations (including as a result of tariffs), shortages or interruptions of component supplies and raw materials used to manufacture our products; (x) our risk of potential loss related to single or focused exposure within our current customer base and product offerings; (xi) our ability to maintain effective information technology systems security measures and manage risks related to cybersecurity; (xii) our ability to differentiate our products in a highly competitive and converging market, expand our customer base and gain market share; (xiii) our ability to manage and mitigate downward pressure on the average selling prices of our products as a result of competitive pressures in the light emitting diode (“LED”) market; (xiv) our ability to manage our inventory and avoid inventory obsolescence in a rapidly evolving LED market; (xv) our increasing reliance on third parties for the manufacture and development of products, product components, as well as the provision of certain services; (xvi) our increasing emphasis on selling more of our products through third party distributors and sales agents, including our ability to attract and retain effective third party distributors and sales agents to execute our sales model; (xvii) our ability to develop and participate in new product and technology offerings or applications in a cost effective and timely manner; (xviii) our ability to maintain safe and secure information technology systems; (xix) our ability to balance customer demand and production capacity; (xx) our ability to maintain an effective system of internal control over financial reporting; (xxi) our ability to defend our patent portfolio and license technology from third parties; (xxii) a reduction in the price of electricity; (xxiii) the reduction or elimination of investments in, or incentives to adopt, LED lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies; (xxiv) our failure to comply with the covenants in our credit agreement; (xxv) the electric vehicle (“EV”) market and deliveries of passenger and fleet vehicles may not grow as expected; (xxvi) incentives from governments or utilities may not materialize or may be reduced , paused or eliminated, which could reduce demand for EVs, or the portion of regulatory credits that customers claim may increase, which would reduce our revenue from such incentives; (xxvii) the cost to comply with, and the effects of, any current and future industry and government regulations, laws and policies, including those of the new Trump administration; (xviii) potential warranty claims in excess of our reserve estimates; and (xxix) the other risks described in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com in the Investor Relations section of our Website.

Engage with Us

X: @OrionLighting and @OrionLightingIR

StockTwits: @OESX_IR

###

Investor Relations Contacts
Per Brodin, CFO	William Jones; David Collins
Orion Energy Systems, Inc.	Catalyst IR
pbrodin@oesx.com	(212) 924-9800 or OESX@catalyst-ir.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Product revenue	$14,308	$17,007	$39,442	$46,266
Service revenue	5,276	8,964	19,409	17,904
Total revenue	19,584	25,971	58,851	64,170
Cost of product revenue	9,347	12,302	26,809	33,258
Cost of service revenue	4,483	7,302	17,541	16,805
Total cost of revenue	13,830	19,604	44,350	50,063
Gross profit	5,754	6,367	14,501	14,107
Operating expenses:
General and administrative	3,857	4,910	12,970	15,689
Acquisition related costs	—	—	—	56
Sales and marketing	2,859	3,170	8,644	9,778
Research and development	287	349	840	1,211
Total operating expenses	7,003	8,429	22,454	26,734
Loss from operations	(1,249)	(2,062)	(7,953)	(12,627)
Other income (expense):
Other income	—	25	—	37
Interest expense	(255)	(193)	(800)	(561)
Amortization of debt issue costs	(49)	(25)	(155)	(74)
Royalty income	45	—	61	—
Interest income	1	—	1	2
Total other expense	(258)	(193)	(893)	(596)
Loss before income tax	(1,507)	(2,255)	(8,846)	(13,223)
Income tax expense	1	1	44	58
Net loss	$(1,508)	$(2,256)	$(8,890)	$(13,281)
Basic net loss per share attributable to common shareholders	$(0.05)	$(0.07)	$(0.27)	$(0.41)
Weighted-average common shares outstanding	32,923,321	32,531,563	32,787,107	32,460,398
Diluted net loss per share	$(0.05)	$(0.07)	$(0.27)	$(0.41)
Weighted-average common shares and share equivalents outstanding	32,923,321	32,531,563	32,787,107	32,460,398

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2024	March 31, 2024
Assets
Cash and cash equivalents	$7,497	$5,155
Accounts receivable, net	12,234	14,022
Revenue earned but not billed	2,186	4,539
Inventories	13,473	18,246
Prepaid expenses and other current assets	1,728	2,860
Total current assets	37,118	44,822
Property and equipment, net	8,403	9,593
Goodwill	1,484	1,484
Other intangible assets, net	3,715	4,462
Other long-term assets	1,993	2,808
Total assets	$52,713	$63,169
Liabilities and Shareholders’ Equity
Accounts payable	$13,412	$18,350
Accrued expenses and other	12,530	9,440
Deferred revenue, current	287	260
Current maturities of long-term debt	353	3
Total current liabilities	26,582	28,053
Revolving credit facility	7,500	10,000
Long-term debt, less current maturities	3,059	—
Deferred revenue, long-term	356	413
Other long-term liabilities	741	2,161
Total liabilities	38,238	40,627
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at December 31, 2024 and March 31, 2024; no shares issued and outstanding at December 31, 2024 and March 31, 2024	—	—
Common stock, no par value: Shares authorized: 200,000,000 at December 31, 2024 and March 31, 2024; shares issued: 42,409,937 at December 31, 2024 and 42,038,967 at March 31, 2024; shares outstanding: 32,939,922 at December 31, 2024 and 32,567,746 at March 31, 2024	—	—
Additional paid-in capital	162,691	161,869
Treasury stock, common shares: 9,470,015 at December 31, 2024 and 9,471,221 at March 31, 2024	(36,233)	(36,235)
Retained deficit	(111,983)	(103,092)
Total shareholders’ equity	14,475	22,542
Total liabilities and shareholders’ equity	$52,713	$63,169

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended December 31,
	2024	2023
Operating activities
Net loss	$(8,890)	$(13,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	959	1,067
Amortization of intangible assets	754	813
Stock-based compensation	822	681
Amortization of debt issue costs	155	74
Loss on sale of property and equipment	91	84
Provision for inventory reserves	115	325
Provision for credit losses	65	170
Other	197	1
Changes in operating assets and liabilities:
Accounts receivable	1,723	(2,156)
Revenue earned but not billed	2,353	(372)
Inventories	4,462	(2,963)
Prepaid expenses and other assets	1,792	(1,189)
Accounts payable	(4,938)	5,506
Accrued expenses and other	1,668	1,337
Deferred revenue, current and long-term	(30)	(364)
Net cash provided by (used in) operating activities	1,298	(10,267)
Investing activities
Purchases of property and equipment	(48)	(868)
Proceeds from sale of property, plant and equipment	189	118
Additions to patents and licenses	(7)	—
Net cash provided by (used in) investing activities	134	(750)
Financing activities
Payment of long-term debt	(116)	(11)
Proceeds from long-term debt	3,525	—
Payments of revolving credit facility	(2,500)	—
Proceeds from employee equity exercises	1	3
Net cash provided by (used in) financing activities	910	(8)
Net increase (decrease) in cash and cash equivalents	2,342	(11,025)
Cash and cash equivalents at beginning of period	5,155	15,992
Cash and cash equivalents at end of period	$7,497	$4,967
Supplemental disclosure of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	$—	$363

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED EBITDA RECONCILIATION

(in thousands)

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Net income (loss)	$(1,508)	$(3,625)	$(3,758)	$1,610	$(2,256)
Interest	254	283	262	191	193
Taxes	1	23	21	(17)	1
Depreciation	278	333	348	344	360
Amortization of intangible assets	259	247	248	272	273
Amortization of debt issue costs	49	48	58	21	25
EBITDA	(667)	(2,691)	(2,821)	2,421	(1,404)
Stock-based compensation	180	348	294	269	266
Acquisition related costs	—	—	—	—	—
Restructuring costs	20	163	270	138	—
Severance	20	158	123	—	—
Impairment on assets	—	—	—	525	—
Earnout expenses	479	630	329	(2,953)	1,050
Adjusted EBITDA	32	(1,392)	(1,805)	401	(88)